Exhibit 21.1

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
List of Significant Subsidiaries

Formation
Entity Name	Jurisdiction
NorthStar Real Estate Income Trust Operating Partnership, LP...........................................................	Delaware
NS Income Opportunity REIT Holdings, LLC......................................................................................	Delaware
NS Income RI 2012-1 Holdings, LLC...................................................................................................	Delaware
NS Income PE Fund Investor, LLC.......................................................................................................	Delaware
NorthStar 2013-1, LLC..........................................................................................................................	Delaware
NS Income Sub-REIT Corp...................................................................................................................	Maryland